                                                 File Pursuant To Rule 424(b)(2)
                                                      Registration No. 333-48935
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT
February 23, 1999
(To Prospectus -- April 7, 1998)

                          THE PROGRESSIVE CORPORATION

                                  $300,000,000

                          6 5/8% Senior Notes due 2029

--------------------------------------------------------------------------------

THE COMPANY:
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, Ohio 44143
(440) 461-5000
THE NOTES AND THE OFFERING:
- Maturity: March 1, 2029
- Interest Rate: 6 5/8%
- Interest payments: semi-annually on March 1 and September 1, commencing on September 1, 1999
- Closing: March 1, 1999

--------------------------------------------------------------------------------

                                              PER NOTE        TOTAL
------------------------------------------------------------------------
 Public offering price:.....................   98.768%    $  296,304,000
 Underwriting fees:.........................    0.875          2,625,000
 Net proceeds to Company:...................   97.893        293,679,000
------------------------------------------------------------------------

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We expect that the Notes will be ready for delivery in book-entry form through The Depository Trust Company, on or about March 1, 1999.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE
                    SALOMON SMITH BARNEY

                                       GOLDMAN, SACHS & CO.

                                                      J.P. MORGAN & CO.

                               TABLE OF CONTENTS

                                                                PAGE
                       PROSPECTUS SUPPLEMENT
Where You Can Find More Information; Incorporation By
  Reference.................................................     S-3
The Progressive Corporation.................................     S-4
Use Of Proceeds.............................................     S-5
Capitalization..............................................     S-6
Ratio Of Earnings To Fixed Charges..........................     S-6
Selected Consolidated Financial Information.................     S-7
Description Of Notes........................................     S-9
Underwriting................................................    S-14
                             PROSPECTUS
Available Information.......................................       2
Incorporation Of Certain Documents By Reference.............       2
The Company.................................................       3
Use Of Proceeds.............................................       3
Ratio Of Earnings To Fixed Charges..........................       3
Description Of Debt Securities..............................       4
Plan Of Distribution........................................       8
Legal Matters...............................................       9
Experts.....................................................       9

                      WHERE YOU CAN FIND MORE INFORMATION;
                           INCORPORATION BY REFERENCE

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC") pursuant to the Securities and Exchange Act of 1934. You may read and copy (upon the payment of fees prescribed by the SEC) any document that we file with the SEC at its public reference rooms in Washington, D.C. (450 Fifth Street, N.W., Washington, D.C. 20549), New York, New York (7 World Trade Center, Suite 1300, New York, New York 10048), and Chicago, Illinois (500 West Madison Street, Suite 1400, Chicago, Illinois 60661). You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the internet, through the SEC's EDGAR database. You may access the EDGAR database at the SEC's web site (http://www.sec.gov).

     The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with it. This means that we can disclose important business, financial and other information in our filings by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus supplement, unless and until that information is updated or superseded by the information contained in this prospectus supplement or any information incorporated later. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus supplement. We incorporate into this prospectus supplement by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

- Our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1997;

- Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998;

- Our Current Report on Form 8-K filed with the SEC on January 5, 1999;

- Our Current Report on Form 8-K filed with the SEC on February 18, 1999; and

- The information contained in our Proxy Statement for our 1998 annual meeting of shareholders held on April 24, 1998 that has been incorporated by reference in our Form 10-K for the year ended December 31, 1997.

     This prospectus supplement supplements the attached prospectus dated April 7, 1998, which is part of a registration statement on Form S-3 (file no. 333-48935) that we filed with the SEC. As permitted by SEC rules, neither this prospectus supplement nor the prospectus which it updates contains all the information contained in that registration statement and its accompanying exhibits and schedules which we also filed with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about our company. The registration statement, exhibits and schedules are available at the SEC's public reference rooms or through its EDGAR database on the internet.

     You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address:

                    The Progressive Corporation
                    6300 Wilson Mills Road
                    Mayfield Village, Ohio 44143
                    (440) 446-2851
                    Jeffrey W. Basch
                    Chief Accounting Officer

     To ensure timely delivery of these materials, you should make any request no later than five business days prior to the date on which you intend to invest in the Notes offered under this prospectus supplement. We will mail the materials to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                          THE PROGRESSIVE CORPORATION

     The Progressive Corporation ("PROGRESSIVE") is an insurance holding company which has 82 operating subsidiaries and one mutual insurance company affiliate. Progressive Casualty Insurance Company is the principal operating subsidiary. Progressive's insurance subsidiaries and affiliate provide personal automobile insurance and other specialty property/casualty insurance and related services throughout the United States and Canada. Of the approximately 250 United States insurance company groups writing private passenger auto insurance, the Progressive insurance group ranked 5th in size based on 1997 direct premiums written, as reported by A.M. Best Company Inc. in their 1997 report for all private passenger auto insurance writers.

     Progressive's Personal Lines business, which accounted for 93% of Progressive's total net premiums written in 1998, writes insurance for private passenger automobiles, motorcycles and recreational vehicles. Progressive offers auto insurance to every licensed driver, with between 30% and 35% of its Personal Lines volume derived from standard and preferred risks.

     Progressive's other lines of businesses, which accounted for 7% of total net premiums written in 1998, include:

- writing insurance for small fleets of commercial vehicles,

- providing collateral protection coverage and loan tracking for automobile lenders and financial institutions,

- providing directors' and officers' liability and fidelity coverage for American Bankers Association members, community banks and independent credit unions, and

- providing claims, underwriting and system services.

     Progressive maintains geographic diversity in its insurance underwriting businesses, writing personal auto policies in 47 states. Progressive also maintains diversity in its customer base, where no customer comprises more than 1% of Progressive's net premiums written. While Progressive operates on a national scale, it focuses its marketing and claims expertise on a state/community level.

     Additional information about Progressive and its subsidiaries is included in the Progressive documents filed with the SEC, which are incorporated herein by reference. See "Where You Can Find More Information; Incorporation by Reference."

     Progressive's principal executive office is located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, and its telephone number is (440) 461-5000.

                                USE OF PROCEEDS

     The net proceeds from the offering to be received by Progressive are intended to be used, together with other available funds, to retire certain of Progressive's outstanding debt upon that debt's maturity, including $30 million of 8 3/4% Notes, which are due June 1, 1999, and $150 million each of 10% Notes and 10 1/8% Subordinated Notes, both of which are due December 15, 2000. Any portion of the net proceeds not applied to retire debt will be used for general corporate purposes. Until the proceeds are used for these purposes, Progressive will add the net proceeds to its investment portfolios or those of its subsidiaries, which will be invested in securities of approximately the same quality and maturities as those currently held in the portfolios. A discussion of the nature of such securities, and their related risks, is set forth in the "Investments" section of Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Progressive's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

                                 CAPITALIZATION

     The table below shows the capitalization of Progressive on a consolidated basis as of December 31, 1998. The table also shows adjustments to Progressive's capitalization to reflect this offering. You should refer to the financial statements of Progressive in its Current Report on Form 8-K, filed on February 18, 1999 with the SEC, which is incorporated by reference into this prospectus supplement. See "Where You Can Find More Information; Incorporation by Reference."

                                                             AS OF DECEMBER 31, 1998
                                                           ---------------------------
                                                              ACTUAL       AS ADJUSTED
                                                                  (IN MILLIONS)
Debt:
  6 5/8% Notes due 2029..................................    $     --       $  293.7
  7.30% Notes due 2006...................................        99.7           99.7
  6.60% Notes due 2004...................................       199.1          199.1
  7% Notes due 2013......................................       148.4          148.4
  8 3/4% Notes due 1999..................................        29.9           29.9
  10% Notes due 2000.....................................       149.8          149.8
  10 1/8% Subordinated Notes due 2000....................       149.7          149.7
                                                             --------       --------
          Total debt.....................................       776.6        1,070.3
                                                             --------       --------
Shareholders' equity:
  Common Shares, $1.00 par value, issued 83.1 including
     treasury shares of 10.6.............................        72.5           72.5
  Paid-in-capital........................................       448.3          448.3
  Accumulated other comprehensive income:
     Net unrealized appreciation on investment
       securities........................................       113.3          113.3
     Other...............................................        (9.6)          (9.6)
  Retained earnings(1)...................................     1,932.6        1,932.5
                                                             --------       --------
          Total shareholders' equity.....................     2,557.1        2,557.0
                                                             --------       --------
          Total debt and shareholders' equity............    $3,333.7       $3,627.3
                                                             ========       ========

-------------------------

(1) Adjusted to reflect the estimated expenses of this offering.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table represents Progressive's ratio of earnings to fixed charges for the periods shown:

    YEARS ENDED DECEMBER 31,
---------------------------------
1998    1997   1996   1995   1994
10.2x    9.2x   7.7x   6.6x   7.3x

     Earnings consist of income before income taxes and before fixed charges. Fixed charges consist of interest and amortization on indebtedness and the portion of rents representative of the interest factor.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following tables set forth selected consolidated financial information concerning Progressive and its subsidiaries for the five years ended December 31, 1998. You should refer to the financial statements of Progressive in its Current Report on Form 8-K, filed on February 18, 1999 with the SEC, which is incorporated by reference into this prospectus supplement. See "Where You Can Find More Information; Incorporation by Reference."

                                                        YEARS ENDED DECEMBER 31,
                                        --------------------------------------------------------
                                          1998        1997        1996        1995        1994
                                            (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF INCOME DATA:
  Revenues:
    Premiums earned...................  $4,948.0    $4,189.5    $3,199.3    $2,727.2    $2,191.1
    Investment income(1)..............     294.8       274.9       225.8       199.1       158.5
    Net realized gains on security
      sales(2)........................      11.4        98.5         7.1        46.7        23.8
    Service revenues..................      38.2        45.3        46.2        38.9        41.9
                                        --------    --------    --------    --------    --------
  Total revenues......................   5,292.4     4,608.2     3,478.4     3,011.9     2,415.3
                                        --------    --------    --------    --------    --------
  Expenses:
    Losses and loss adjustment
      expenses(3).....................   3,376.3     2,967.5     2,236.1     1,943.8     1,397.3
    Policy acquisition costs..........     659.9       607.8       482.6       459.6       391.5
    Other underwriting expenses.......     495.8       336.0       208.5       167.2       150.8
    Investment expenses...............       7.4         9.9         6.1         8.1         8.7
    Service expenses..................      30.8        43.9        41.9        30.2        31.9
    Interest expense..................      61.1        64.6        61.5        57.1        55.3
                                        --------    --------    --------    --------    --------
  Total expenses......................   4,631.3     4,029.7     3,036.7     2,666.0     2,035.5
                                        --------    --------    --------    --------    --------
  Income before income taxes..........     661.1       578.5       441.7       345.9       379.8
  Provision for income taxes..........     204.4       178.5       128.0        95.4       105.5
                                        --------    --------    --------    --------    --------
  Net income..........................  $  456.7    $  400.0    $  313.7    $  250.5    $  274.3
                                        ========    ========    ========    ========    ========
  Per Common Share(3)(4):
    Basic.............................  $   6.30    $   5.56    $   4.29    $   3.37    $   3.71
    Diluted...........................      6.11        5.31        4.14        3.26        3.59
OTHER OPERATING DATA:
  Direct premiums written:
    Personal lines....................  $4,987.1    $4,355.9    $3,165.4    $2,644.6    $2,181.7
    All other lines...................     464.2       469.3       473.0       424.3       463.4
                                        --------    --------    --------    --------    --------
  Total direct premiums written.......  $5,451.3    $4,825.2    $3,638.4    $3,068.9    $2,645.1
                                        ========    ========    ========    ========    ========
  Net premiums written(5).............  $5,299.7    $4,665.1    $3,441.7    $2,912.8    $2,457.2
                                        ========    ========    ========    ========    ========
  GAAP operating ratios:
    Loss and loss adjustment expense
      ratio(3)........................      68.2%       70.9%       69.9%       71.3%       63.8%
    Underwriting expense ratio........      23.4%       22.5%       21.6%       23.0%       24.7%
                                        --------    --------    --------    --------    --------
    Combined ratio(3).................      91.6%       93.4%       91.5%       94.3%       88.5%
                                        ========    ========    ========    ========    ========
  Statutory operating ratios:
    Loss and loss adjustment expense
      ratio(3)........................      68.5%       71.1%       70.2%       71.6%       64.2%
    Underwriting expense ratio........      22.4%       20.7%       19.8%       21.4%       22.4%
                                        --------    --------    --------    --------    --------
    Combined ratio(3)(6)..............      90.9%       91.8%       90.0%       93.0%       86.6%
                                        ========    ========    ========    ========    ========

                                                           AS OF DECEMBER 31,
                                        --------------------------------------------------------
                                          1998        1997        1996        1995        1994
                                                             (IN MILLIONS)
CONSOLIDATED BALANCE SHEET DATA:
  Total assets(7).....................  $8,463.1    $7,559.6    $6,183.9    $5,352.5    $4,675.1
  Debt................................     776.6       775.9       775.7       675.9       675.6
  Shareholders' equity(3)(7)..........   2,557.1     2,135.9     1,676.9     1,475.8     1,151.9

-------------------------

(1) Investment income includes dividend and interest income on invested assets.

(2) During 1998, Progressive recognized $32.2 million of net realized losses due to write downs in securities considered to have other than temporary declines in market value, including $20.8 million in two securities in emerging markets driven by changing economic conditions, and a $9.2 million loss on a hedge related to the debt offering made by this prospectus supplement. During 1997, Progressive sold $178.4 million (proceeds of $200.8 million) of its non-investment grade commercial mortgage-backed securities, recognizing $22.4 million of net realized gains on security sales. A bankruptcy remote subsidiary of Progressive acquired $22.8 million of the resecuritized debt, which was subsequently sold in 1998 for a net gain of $3.5 million.

(3) In 1994, Progressive eliminated its "supplemental reserve," resulting in a one-time decrease to loss and loss adjustment expenses of $71.0 million, or $.62 per share, decreasing the combined ratio 3.2 points and increasing shareholders' equity $46.2 million.

(4) For the year ended December 31, 1997, Progressive adopted Statement of Financial Accounting Standards (SFAS) 128. "Earnings Per Share," which requires disclosure of basic and diluted earnings per share, replacing primary and fully diluted earnings per share as previously reported, and the restatement of all prior period information. Prior to May 31, 1996 (the redemption date of the 9 3/8% Serial Preferred Shares, Series A), net income was reduced by Preferred Share dividends earned during the period and the excess of the fair value over the carrying amount of Preferred Shares repurchased for both the basic and diluted earnings per share calculations. Basic earnings per share are computed using the weighted average number of Common Shares outstanding and diluted earnings per share includes common stock equivalents, including stock options, assumed outstanding during the period.

(5) Total direct premiums written net of reinsurance.

(6) Industry combined ratios for the personal auto insurance market, presented on a statutory basis and obtained from A.M. Best Company Inc.'s Best's Review - P/C Insurance Edition dated January 1999, are set forth below:

      YEARS ENDED DECEMBER 31,
-------------------------------------
 1998 (EST.)  1997  1996  1995   1994
 99.7%   99.5%  101.0%  101.3%  101.3%

(7) In November 1995, the Financial Accounting Standards Board issued a special report entitled "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." Concurrent with the initial adoption of this implementation guidance, Progressive was able to reassess the appropriateness of the classifications of all securities held at that time. As a result, on December 1, 1995, Progressive reclassified its entire held-to-maturity portfolio of $248.4 million to available-for-sale, recognizing $10.4 million in gross unrealized gains.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered by this prospectus supplement supplements the description of the general terms and provisions of the Notes set forth in the accompanying prospectus (the Notes are referred to in that prospectus as the "Debt Securities"). You should carefully read the entire prospectus and prospectus supplement to understand fully the terms of the Notes. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth in the accompanying prospectus.

GENERAL

     The Notes are a single series of senior debt securities issued by Progressive under the indenture dated September 15, 1993, as supplemented, which is more fully described in the prospectus. The Notes are unsecured and will rank equally with all of Progressive's other senior and unsubordinated debt. As of December 31, 1998, Progressive had $626.9 million of senior unsubordinated debt outstanding. See "Capitalization." The indenture does not limit the amount of Notes that Progressive may issue or the amount of debt that Progressive may incur in the future.

     The maximum principal amount of the Notes that Progressive will issue initially is $300 million. The Notes will mature on March 1, 2029. Progressive has the option to redeem the Notes prior to their stated maturity on the terms described below; holders of the Notes do not have any similar option to require Progressive to redeem the Notes before their stated maturity. The Notes will not be entitled to the benefit of any sinking fund.

     Progressive will periodically pay interest on the Notes at an annual rate of 6 5/8% from the date of issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable semiannually on each March 1 and September 1, beginning September 1, 1999, to the persons in whose names the Notes are registered at the close of business on the preceding February 15 or August 15, respectively, except that any interest payable upon maturity or earlier redemption of the Notes will be payable to the person to whom the principal of the Note is payable.

OPTIONAL REDEMPTION

     Progressive, at its option, may redeem all or part of the Notes at any time. The redemption price will equal the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) a "make whole" amount, which will be calculated as described below. At the time of any redemption, Progressive will also pay all interest that has accrued to the redemption date on the redeemed Notes.

CALCULATION OF MAKE WHOLE AMOUNT

     The "make whole" amount will equal the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the Treasury Rate (as defined below) plus 25 basis points.

     "REMAINING SCHEDULED PAYMENTS" means the remaining scheduled payments of the principal and interest that would be due after the redemption date of a Note if such Note were not redeemed. However, if the redemption date is not a scheduled interest payment date, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on such Note to such redemption date.

     "TREASURY RATE" means an annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date. The semiannual equivalent yield to maturity will be computed as of the third business day immediately preceding the redemption date.

     "COMPARABLE TREASURY ISSUE" means the United States Treasury security selected by Donaldson, Lufkin & Jenrette Securities Corporation or an affiliate as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     "COMPARABLE TREASURY PRICE" means the average of three Reference Treasury Dealer Quotations (as defined below) obtained by the Trustee for the redemption date.

     "REFERENCE TREASURY DEALERS" means Donaldson, Lufkin & Jenrette (so long as it continues to be a primary U.S. Government securities dealer) and any two other primary U.S. Government securities dealers chosen by Progressive. If Donaldson, Lufkin & Jenrette ceases to be a primary U.S. Government securities dealer, Progressive will appoint in its place another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

     "REFERENCE TREASURY DEALER QUOTATION" means the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by a Reference Treasury Dealer at 3:30 p.m., New York City time on the third business day preceding the redemption date.

REDEMPTION PROCEDURES

     Progressive will give you at least 30 days (but not more than 60 days) prior notice of any redemption. If less than all of the Notes are redeemed, the Trustee will select the Notes to be redeemed by a method determined by the Trustee to be fair and appropriate.

     On or before the redemption date, Progressive will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price and accrued interest on the Notes to be redeemed on such date. On and after the redemption date, interest will cease to accrue on any Notes that have been called for redemption (unless Progressive defaults in the payment of the Redemption Price and accrued interest).

     If any redemption date is not a business day, then the redemption price and all accrued and unpaid interest to the date of redemption will be payable on the next business day (and without any interest or other payment in respect of any such delay). However, if the business day is in the next calendar year, the redemption amount will be payable on the preceding business day.

SUPPLEMENTAL INDENTURE

     In connection with the offering of the Notes pursuant to this prospectus supplement, the indenture will be amended by a supplemental indenture to add certain restrictions for the benefit of the holders of the Notes offered by this prospectus supplement. These additional restrictions will only apply to Progressive with respect to the Notes offered by this prospectus supplement.

DEFINITIONS APPLICABLE TO THE ADDITIONAL RESTRICTIONS

     For purposes of these additional restrictions, these terms have the following meanings:

     "CONSOLIDATED TANGIBLE NET WORTH" shall mean, at any date, the total assets appearing on the consolidated balance sheet of Progressive and its consolidated subsidiaries as of the end of the then most recent fiscal quarter of Progressive, prepared in accordance with generally accepted accounting principles, less (a) the total liabilities appearing on such balance sheet and
(b) intangible assets. "Intangible assets" means the value, as shown on or reflected in such balance sheet, of (i) all trade names, trademarks, licenses, patents, copyrights and goodwill, (ii) organizational costs and (iii) unamortized debt discount and expense, less unamortized premium.

     "DESIGNATED SUBSIDIARY" shall mean (i) Progressive Casualty Insurance Company, so long as it remains a subsidiary of Progressive, (ii) any other consolidated subsidiary of Progressive the assets of which constitute 10% or more of the Total Assets and (iii) any subsidiary which is a successor to all or substantially all of the business or properties of such subsidiaries.

     "TOTAL ASSETS" shall mean, at any date, the total assets appearing on the consolidated balance sheet of Progressive and its consolidated subsidiaries as of the end of the then most recent fiscal quarter of Progressive, prepared in accordance with generally accepted accounting principles.

ADDITIONAL RESTRICTIONS

     The indenture, as supplemented, will impose the following additional restrictive covenants on Progressive for the benefit of the holders of the Notes offered by this prospectus supplement. You should refer to the prospectus for a description of the other covenants and provisions contained in the indenture.

     Limitation on Liens. The indenture will provide that Progressive will not, nor will it permit any Designated Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if (i) that indebtedness is secured by a pledge, mortgage, deed of trust or other lien on any shares of stock or indebtedness of any Designated Subsidiary (a "LIEN") and (ii) the aggregate amount of the indebtedness so secured exceeds an amount equal to 15% of Progressive's Consolidated Tangible Net Worth, unless the Notes are also secured equally and ratably with the other indebtedness. For purposes of this restriction, a "lien" will not include the pledge to, or deposit with, any state or provincial insurance regulatory authorities of any investment securities by Progressive or any of its subsidiaries.

     This restriction will not apply to indebtedness secured by:

     (a) Liens on any shares of stock or indebtedness of or acquired from a corporation merged or consolidated with or into, or otherwise acquired by, Progressive or a Designated Subsidiary;

     (b) Liens to secure indebtedness of a Designated Subsidiary to Progressive or another Designated Subsidiary but only as long as the indebtedness is owned or held by Progressive or a Designated Subsidiary; and

     (c) Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in (a) and (b) above.

     Consolidation, Merger, Sale, Conveyance and Lease. The indenture will permit Progressive to consolidate or merge with or into any other entity or entities, or to sell, convey or lease all or substantially all of its property to any other entity, only if:

     (a) the entity formed by such consolidation, or into which Progressive is merged or which acquires or leases all or substantially all of the property of Progressive, is a corporation or other entity organized under the laws of the United States, any state thereof or the District of Columbia, and the entity expressly assumes Progressive's obligations under the Notes and the indenture; and

     (b) immediately after the transaction, no "event of default" (as defined in the indenture) exists.

     This restriction shall not apply if Progressive is the entity that survives any of these transactions.

BOOK-ENTRY DELIVERY AND FORM

     The Notes will be issued as global debt securities in "book-entry" form in multiples of $1,000. See "Description of Debt Securities - Global Securities" in the accompanying prospectus. Depository Trust Company ("DTC") will be the depository with respect to the Notes. The Notes will be issued as fully-registered securities in the name of Cede & Co., DTC's partnership nominee, and will be deposited with DTC.

     DTC has advised Progressive that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a

"clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

     DTC management is aware that some computer applications and systems for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting (and will continue to contact) third-party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant and
(ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the underwriters in immediately available funds. All payments of principal and interest on the Notes will be made by Progressive in immediately available funds. The Notes will trade in DTC's same-day funds settlement system until maturity, and secondary market trading activity in the Notes therefore will be required by DTC to settle in immediately available funds.

                                  UNDERWRITING

     The underwriters named below have severally agreed, subject to the terms and conditions of the underwriting agreement with Progressive, to purchase the principal amount of Notes set forth below opposite their respective names. The underwriters are committed to purchase all of such Notes if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

                                                                PRINCIPAL AMOUNT
UNDERWRITERS:                                                       OF NOTES
     Donaldson, Lufkin & Jenrette Securities Corporation....      $150,000,000
     Salomon Smith Barney Inc...............................        75,000,000
     Goldman, Sachs & Co....................................        45,000,000
     J.P. Morgan Securities Inc.............................        30,000,000
                                                                  ------------
          Total.............................................      $300,000,000
                                                                  ============

     The underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and in part to certain securities dealers at such price less a concession of 0.500% of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not to exceed 0.300% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

     In connection with the offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and short covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Short covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. These stabilizing transactions and short covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

     All secondary trading in the Notes will settle in immediately available funds. See "Description of Notes - Same-Day Settlement and Payment."

     Progressive does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the underwriters that the underwriters intend to make a market in the Notes. The underwriters are not obligated, however, to make a market in the Notes and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     Progressive has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     In the ordinary course of their respective businesses, the underwriters and certain of their affiliates have engaged and may in the future engage in investment banking and commercial banking transactions with Progressive.

     Progressive estimates that it will spend approximately $150,000 for printing, rating agency, trustee, accounting and legal fees and other expenses relating to the offering.

PROSPECTUS

                          THE PROGRESSIVE CORPORATION

                                DEBT SECURITIES

                            ------------------------

     The Progressive Corporation (the "Company") may offer, from time to time in one or more transactions, its notes, debentures or other unsecured evidences of indebtedness (the "Debt Securities") with an aggregate initial public offering price of up to $300,000,000. The Debt Securities will rank equally with all other current and future unsecured and unsubordinated indebtedness of the Company and prior to subordinated indebtedness, if any.

     The terms of the Debt Securities of each series will be specified in a supplement to this Prospectus (a "Prospectus Supplement"). Among other items, such terms may include the following:

     - title of the series
     - aggregate principal amount
     - purchase price
     - maturity date
     - interest rate and interest payment dates
     - any optional or mandatory redemption terms
     - any sinking fund provisions
     - listing on a securities exchange
     - name of each dealer, underwriter or agent involved in the offering
     - any compensation payable to any such dealer, underwriter or agent

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE NORTH CAROLINA
   INSURANCE COMMISSIONER NOR HAS THE SECURITIES AND EXCHANGE COMMISSION,
     ANY STATE SECURITIES COMMISSION OR SUCH COMMISSIONER PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
       CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this Prospectus is April 7, 1998

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LEGALLY MADE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549. The Company files such material with the Commission electronically. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov. Reports, proxy statements and other information concerning the Company may also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. These documents may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 or at the Commission's Web site, and copies may be obtained at fees and charges prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed by the Company with the Commission on March 27, 1998, as amended by the Company's Form 10-K/A-No. 1 filed with the Commission on March 30, 1998, pursuant to the Exchange Act, is incorporated herein by reference.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering are hereby incorporated by reference into this Prospectus and shall be deemed a part hereof from the respective dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person to whom a Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits). Requests for such documents should be directed to Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 or by telephone at (440) 446-2851.

                                  THE COMPANY

     The Company is an insurance holding company which has 88 operating subsidiaries and one mutual insurance company affiliate. Progressive Casualty Insurance Company is the principal operating subsidiary. The Company's insurance subsidiaries and affiliate provide personal automobile insurance and other specialty property/casualty insurance and related services throughout the United States and in Canada. Of the approximately 250 United States insurance company groups writing private passenger auto insurance, the Progressive insurance group ranked 6th in size based on 1996 direct premiums written, as reported by A.M. Best Company Inc. in their 1996 A(2) report for all private passenger auto insurance writers.

     The Company's core business, which accounted for 96% of the Company's total net premiums written in 1997, writes insurance for private passenger automobiles, recreational vehicles and small fleets of commercial vehicles. The Progressive insurance group is a major participant in the nonstandard automobile segment of the property/casualty insurance industry. The Company also writes standard and preferred auto risks.

     The Company's diversified businesses, which accounted for 4% of total net premiums written in 1997, offer collateral protection coverage and loan tracking for automobile lenders and financial institutions, directors and officers liability and fidelity coverage for American Bankers Association member community banks, nonstandard auto insurance and underwriting and claim servicing for state involuntary residual market commercial and personal auto programs.

     The Company's principal executive office is located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, and its telephone number is (440) 461-5000.

                                USE OF PROCEEDS

     Except as otherwise provided in an applicable Prospectus Supplement, the net proceeds will be used by the Company for general corporate purposes. Unless and until otherwise applied, the net proceeds will be added to the investment portfolios of the Company or its subsidiaries and may be used, in whole or in part, to support premium growth. Such proceeds will be invested in securities of approximately the same quality and maturities as those currently held in such investment portfolios. A discussion of the nature of such securities, and the risks relating thereto, is set forth in the "Investments" section of Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's 1997 Annual Report on Form 10-K.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table represents the Company's ratio of earnings to fixed charges for the periods shown:

      YEARS ENDED DECEMBER 31,
    ----------------------------
    1997  1996  1995  1994  1993
    ----  ----  ----  ----  ----
    9.2x  7.7x  6.6x  7.3x  9.2x

     Earnings consist of income before income taxes and before fixed charges. Fixed charges consist of interest and amortization on indebtedness and the portion of rents representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     The Company may offer under this Prospectus and one or more Prospectus Supplements Debt Securities not exceeding $300,000,000 in aggregate initial public offering price. The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities which may be offered under a Prospectus Supplement. The particular terms and provisions of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities offered hereby will represent unsecured general obligations of the Company and will rank on a parity with all other existing and future unsecured and unsubordinated indebtedness of the Company and prior to subordinated indebtedness, if any. The Debt Securities are to be issued under an Indenture dated as of September 15, 1993 (which, as supplemented and amended, is referred to herein as the "Indenture") between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"). Debt Securities may be issued in one or more series under the Indenture. The Indenture does not limit the amount of Debt Securities or any other debt which may be incurred by the Company. In addition, the provisions of the Indenture do not afford holders of the Debt Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect holders of the Debt Securities. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, which is an exhibit to the Registration Statement of which this Prospectus is a part. Certain capitalized terms used herein are defined in the Indenture. References are to sections or articles of the Indenture.

GENERAL

     The Indenture does not limit the amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued in series thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Debt Securities may be denominated and payable in U.S. dollars, foreign currencies or units based on or relating to U.S. or foreign currencies. Debt Securities may be offered to the public on terms determined by market conditions at the time of sale. (Section 2.3 of the Indenture.)

     Reference is made to the appropriate Prospectus Supplement for the following terms of each series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title, aggregate principal amount and authorized denominations of such Debt Securities; (2) the purchase price of such Debt Securities (expressed as a percentage of the principal amount thereof); (3) the date on which such Debt Securities will mature; (4) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined;
(5) the coin or currency or units based on or relating to currencies in which Debt Securities may be purchased and in which payment of principal and interest will be made; (6) the periods for which and the dates on which such interest, if any, will be payable; (7) the place or places where the principal of and premium and interest, if any, on such Debt Securities will be payable; (8) the terms of any mandatory or optional redemption (including any sinking fund); (9) whether such Debt Securities will be issuable in registered form or bearer form (with or without coupons) or both, and, if Debt Securities in bearer form will be issued, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Debt Securities in bearer form; (10) whether, and under what circumstances, the Company will pay additional amounts on such Debt Securities held by a person who is not a U.S. person (as defined in an appropriate Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and (11) any other specific terms of such series. If a Prospectus Supplement specifies that Debt Securities are denominated in a currency other than U.S. dollars or U.S. currency units, such Prospectus Supplement shall also specify the denomination in which such Debt Securities will be issued and the coin or currency or currency unit in which the principal of and premium and interest, if any, on such Debt Securities will be payable, which may be

U.S. dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due. (Section 2.3 of the Indenture.)

     Debt Securities may be presented for exchange and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Indenture. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture. Debt Securities in bearer form and the coupons, if any, pertaining thereto will be transferable by delivery. (Section 2.8 of the Indenture.)

     The Debt Securities will be unsecured. The Debt Securities will rank on a parity with all other existing and future unsecured and unsubordinated indebtedness of the Company and prior to subordinated indebtedness, if any. Because the Company is a holding company, however, its rights and the rights of its creditors to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization (and thus the ability of holders of the Debt Securities to benefit as creditors of the Company in such liquidation or recapitalization) will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims (other than as a holder of the subsidiary's outstanding shares of capital stock) against the subsidiary.

     In addition, insurance statutes in many states limit the extent to which regulated insurance companies may pay dividends and transfer assets to their affiliates and either prohibit or require prior regulatory approval for the payment of dividends and other distributions in excess of such limits. Since a source of the Company's internally generated cash flow is dividends paid to it by its subsidiaries, the Company's ability to meet its obligations (including the obligation to pay principal of and premium, if any, and interest on the Debt Securities) may be affected by any such limitations or prior approval requirements.

GLOBAL SECURITIES

     The Debt Securities may be issued in the form of one or more global securities (a "Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in an appropriate Prospectus Supplement and registered in the name of the Depositary or a nominee thereof. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be transferred, except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any Debt Securities to be represented by a Global Security will be described in a Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, WAIVER AND NOTICE

     As to any series of Debt Securities, an Event of Default is defined in the Indenture as (a) default for 30 days in payment of any interest on the Debt Securities of such series; (b) default in payment of principal of or premium, if any, on the Debt Securities of such series when due either at maturity, upon redemption, by declaration or otherwise; (c) default in the payment of a sinking fund installment, if any, on the Debt Securities of such series; (d) default by the Company in the performance of any other covenant or warranty contained in the Indenture for the benefit of such series which shall not have been remedied for a period of 60 days after notice given as specified in the Indenture; and
(e) certain events of bankruptcy, insolvency and reorganization of the Company. (Section 5.1 of the Indenture.) An Event of Default with respect to a particular series of Debt Securities issued under the Indenture does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued thereunder. The Indenture provides that the Trustee may withhold notice to the holders of Debt Securities of any series of any default (except in payment of principal of, or premium, if any, or interest on such Debt Securities) if the Trustee determines, in good faith, that it is in the interest of the holders of Debt Securities of such series to do so; provided, however, that in the case of a default of the character specified in clause (d) above, no such notice to holders of Debt Securities of such series shall be given until at least 30 days after the occurrence thereof. (Section 5.11 of the Indenture.)

     The Indenture provides that (1) if an Event of Default described in clause
(a), (b), (c) or (d) above with respect to a particular series of Debt Securities shall have occurred and be continuing, either the Trustee or the holders of at least 25% in principal amount of the Debt Securities of such series then outstanding may declare the entire principal (or, in the case of original issue discount Debt Securities, the portion thereof specified in the terms thereof) of all outstanding Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately and (2) if an Event of Default described in clause (e) above shall have occurred and be continuing, either the Trustee or the holders of at least 25% in principal amount of all Debt Securities then outstanding thereunder (voting as one class) may declare the entire principal (or, in the case of original issue discount Debt Securities, the portion thereof specified in the terms thereof) of all Debt Securities then outstanding thereunder and the interest accrued thereon, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of or premium, if any, or interest on such Debt Securities) may be waived by the holders of a majority in principal amount of the Debt Securities of such series (or of all series thereunder, as the case may be) then outstanding. (Sections 5.1, 5.10 and 8.1 of the Indenture.)

     The Indenture provides that holders of a majority in principal amount of the outstanding Debt Securities of each series affected (with each series voting as a separate class) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture with respect to Debt Securities of such series, subject to certain limitations specified in the Indenture, provided that the holders of Debt Securities shall have offered to the Trustee reasonable security or indemnity against expenses and liabilities. (Sections 5.9 and 6.2(d) of the Indenture.) The Indenture requires the annual delivery by the Company to the Trustee of a written statement as to the absence of certain defaults under the Indenture. (Section 3.5 of the Indenture.) Whenever the Indenture provides for an action by, or the determination of any of the rights of, or any distribution to, holders of Debt Securities denominated in U.S. dollars and in any other currency or currency unit, in the absence of any provision to the contrary in the form of Debt Security of any particular series, any amount in respect of any Debt Security denominated in a currency or currency unit other than U.S. dollars shall be treated for any such action or distribution as the amount of U.S. dollars that could be obtained for such amount on such reasonable basis of exchange and as of such date as the Company reasonably specifies to the Trustee or in the absence of such specification, as the Trustee may determine. (Section
11.11 of the Indenture.) Under the terms of the Indenture, the holders of a majority in aggregate principal amount of all series of the Debt Securities to be affected thereby at the time outstanding may waive compliance with certain covenants contained in the Indenture. (Section 5.10 of the Indenture.)

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Debt Securities of all series affected by such modification at the time outstanding (voting as one class), to modify the Indenture or any supplemental indenture or the rights of the holders of such Debt Securities; provided that no such modification shall (i) extend the final maturity of any Debt Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or change the currency or currency unit of payment thereof, or change the method by which amounts of payments of principal or interest thereon are determined, or reduce the portion of the principal amount of an original issue discount Debt Security due and payable upon acceleration of the maturity thereof or the portion of the principal amount thereof provable in bankruptcy, or reduce any amount payable upon redemption of any Debt Security, or impair or affect the right of a holder to institute suit for the payment thereof or, if the Debt Securities provide therefor, any right of repayment at the option of the holder of a Debt Security, without the consent of the holders of each Debt Security so affected or (ii) reduce the aforesaid percentage of Debt Securities of any series, the consent of the holders of which is required for any such modification, without the consent of the holder of each Debt

Security so affected. (Section 8.2 of the Indenture.) The Indenture also provides that the Company and the Trustee may from time to time execute supplemental indentures. (Section 8.1 of the Indenture.)

CONSOLIDATIONS, MERGERS AND SALES OF ASSETS

     The Company may not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any Person, unless either the Company shall be the continuing corporation or the successor corporation shall be a corporation organized under the laws of the United States or any state thereof and shall expressly assume the payment of the principal of and interest on the Debt Securities and the performance and observance of all the covenants and conditions of the Indenture binding upon the Company, and, immediately after such merger or consolidation, or such sale or conveyance, the Company or such successor corporation shall not be in default in the performance of any such covenant or condition. (Article Nine of the Indenture.)

DEFEASANCE

     The Indenture provides that, unless the terms of any series of Debt Securities provide otherwise, the Company will be discharged from obligations in respect of the outstanding Debt Securities of any series and the provisions of the Indenture with respect thereto (excluding certain obligations, such as obligations to register the transfer or exchange of such outstanding Debt Securities, to replace stolen, lost or mutilated certificates or coupons, and to hold moneys for payment in trust), upon the irrevocable deposit, in trust, of cash or U.S. Government Obligations (as defined in the Indenture) which, through the payment of interest and principal thereof in accordance with their terms, will provide cash in an amount sufficient to pay the principal of and premium, if any, and interest on and mandatory sinking fund payments, if any, in respect of all outstanding Debt Securities of such series on the stated dates such payments are due in accordance with the terms of the Indenture and such outstanding Debt Securities, provided that the Company has received an opinion of counsel to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of such outstanding Debt Securities and that certain other conditions are met. (Section 10.1(B) of the Indenture.)

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect and the Trustee, on demand of and at the expense of the Company, shall execute appropriate instruments acknowledging the satisfaction and discharge of the Indenture upon compliance with certain enumerated conditions, including (a) the Company having paid all sums payable by the Company under the Indenture, as and when the same shall be due and payable, (b) the Company shall have delivered to the Trustee for cancellation all Debt Securities theretofore authenticated under the Indenture or (c) all Debt Securities not theretofore delivered to the Trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year and the Company shall have deposited with the Trustee sufficient cash or U.S. Government Obligations which, through the payment of principal and interest thereon in accordance with their terms, will provide sufficient cash to pay, at maturity or upon redemption, all Debt Securities of any series outstanding under the Indenture. (Section 10.1(A) of the Indenture.)

GOVERNING LAW

     The Debt Securities and the Indenture will be governed by the laws of the State of New York. (Section 11.8 of the Indenture.)

CONCERNING THE TRUSTEE

     The Company entered into the Indenture with The First National Bank of Boston, as Trustee ("FNBB"), pursuant to which the Company may issue one or more series of its Debt Securities. Effective October 2, 1995, State Street Bank and Trust Company acquired the trust business of FNBB, and, as a result, State Street Bank and Trust Company became and is currently the Trustee under the Indenture. State Street Bank and Trust Company may from time to time make loans to the Company, and various subsidiaries of the Company may participate in loan syndications or other investments offered by State Street Bank and Trust Company from time to time, in the normal course of business. State Street Bank and Trust Company also serves as trustee for the Company's outstanding 10% Notes due December 15, 2000, 10 1/8% Subordinated Notes due December 15, 2000, 8 3/4% Notes due June 1, 1999, 7% Notes due October 1, 2013, 6.60% Notes due January 15, 2004 and 7.30% Notes due June 1, 2006.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby (i) through agents, (ii) through underwriters, (iii) through dealers or (iv) directly to one or more purchasers. The Prospectus Supplement with respect to a particular offering of Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of the specific agents, dealers or underwriters (including managing underwriters, if any), the purchase price and the proceeds to the Company from such sales, any underwriting discounts, agency fees or commissions and other items constituting compensation to the underwriters, agents or dealers, initial public offering price, any discounts or concessions to be allowed or reallowed or paid to dealers, the securities exchange, if any, on which such Debt Securities may be listed, and the place and time of delivery of the Debt Securities offered.

     Debt Securities may be offered and sold through agents designated by the Company from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of any Debt Securities so offered and sold. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale of any Debt Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. Such underwriter or underwriters will acquire Debt Securities for their own account and may resell such Debt Securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act. If any underwriter or underwriters are utilized in the sale of any Debt Securities, unless otherwise set forth in the applicable Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters with respect to a sale of such Debt Securities will be obligated to purchase all such Debt Securities if any are purchased.

     If a dealer is utilized in the sale of any Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Debt Securities so offered and sold. Dealers may be entitled, under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act. The name of any such dealer and the terms of the transaction will be set forth in a Prospectus Supplement relating thereto.

     Offers to purchase Debt Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in a Prospectus Supplement relating thereto.

     The place and time of delivery of the Debt Securities in respect of which this Prospectus is delivered will be set forth in an accompanying Prospectus Supplement.

                                 LEGAL MATTERS

     Unless otherwise indicated in a Prospectus Supplement relating to the Debt Securities, certain legal matters in connection with the Debt Securities will be passed upon for the Company by Baker & Hostetler LLP, Cleveland, Ohio. Certain legal matters in connection with the Debt Securities offered hereby will be passed upon for any purchasers, dealers, underwriters or agents by Davis Polk & Wardwell, New York, New York. Davis Polk & Wardwell may rely as to all matters of Ohio law on the opinion of Baker & Hostetler LLP, and Baker & Hostetler LLP may rely as to all matters of New York law on the opinion of Davis Polk & Wardwell. Davis Polk & Wardwell may represent the Company from time to time in connection with certain legal matters.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules of The Progressive Corporation and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, all incorporated by reference in the Registration Statement of which this Prospectus forms a part, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

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February 23, 1999

                          THE PROGRESSIVE CORPORATION

                                  $300,000,000

                          6 5/8% SENIOR NOTES DUE 2029

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                 P R O S P E C T U S       S U P P L E M E N T
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                          DONALDSON, LUFKIN & JENRETTE

                              SALOMON SMITH BARNEY

                              GOLDMAN, SACHS & CO.

                               J.P. MORGAN & CO.

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WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU ANY
INFORMATION OTHER THAN THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE HEREOF.
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